Exhibit (d)(7)

PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA

TIERED PARTICIPATION RATE INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001]	EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Tiered Participation Rate Index Strategy. The Indices and values provided below are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Strategy Terms may be available and may vary in the future. If the Initial Index Strategy Base below is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Tiered Participation Rate Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There are no explicit charges for allocations to the Tiered Participation Rate Index Strategy.

Index	Index Value on Effective Date	Initial Index Strategy Term	Initial Index Strategy Base	Initial Tier 1 Participation Rate	Initial Tier 2 Participation Rate	Tier Level	Buffer
[iShares Russell 2000 ETF]	[XXXX.XX]	[6 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[XX.XX%]	[5.00%]
[MSCI EAFE Index, Price Return (MXEA)]	[XXXX.XX]	[6 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[XX.XX%]	[5.00%]
[S&P 500® Index, Price Return (SPX)]	[XXXX.XX]	[6 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[XX.XX%]	[5.00%]
[MSCI EAFE Index, Price Return (MXEA)]	[XXXX.XX]	[6 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[XX.XX%]	[10.00%]
[S&P 500® Index, Price Return (SPX)]	[XXXX.XX]	[6 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[XX.XX%]	[10.00%]

Participation Rate: The Participation Rate is the percentage of an Index increase that will be used in calculating the Index Credit to the Index Strategy Base at the end of an Index Strategy Term. The Participation Rate may vary by Index and Index Strategy Term. The initial Participation Rates are shown above and are applicable for the Index Strategy Term as of the Issue Date.

Guaranteed Minimum Participation Rate: [100%]

Tier Level – the declared Index Return that is used to determine which Participation Rate tier applies in the calculation of Index Credit.

Guaranteed Maximum Tier Level: [35%]

Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer is shown above.

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Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by multiplying the Participation Rate for each tier level by the percentage change in the Index, known as the Index Return. The Index Return is determined by (A - B) / B, where:

A = the Index Value on the Index Strategy End Date

B = the Index Value on the Index Strategy Start Date

If the Index Return on the Index Strategy End Date is positive but less than or equal to the Tier Level, the Index Credit credited to the Index Strategy Base is equal to the Tier 1 Participation Rate multiplied by the Index Return. If the Index Return on the Index Strategy End Date is greater than the Tier Level, the Index Credit credited to the Index Strategy Base is equal to the sum of the Tier 1 Participation Rate multiplied by the Tier Level and the Tier 2 Participation Rate multiplied by the Index Return in excess of the Tier Level. If the Index Return on the Index Strategy End Date is zero or negative but within the Buffer, the Index Credit credited to the Index Strategy Base is zero. Otherwise, if the Index Return is negative, the Index Credit credited to the Index Strategy Base is equal to the Index Return plus the Buffer.

Subsequent Index Strategy Terms: We will declare Participation Rates and Tier Levels for each subsequent Index Strategy Term. The new Participation Rates may be higher or lower than the initial Participation Rates but will be never be lower than the Guaranteed Minimum Participation Rate. The new Tier Levels may be higher or lower than the initial Tier Level but will never be higher than the Guaranteed Maximum Tier Level.

Tiered Participation Rate Index Strategy Interim Value

When you take a Partial Withdrawal, Surrender your Annuity, or annuitize your Annuity between Index Strategy Start and End Dates, we will use an Interim Value to determine the fair market value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Strategy Term.

The Interim Value for the Tiered Participation Rate Index Strategy is equal to the sum of (1) and (2), where:

(1)	Is the fair value of the Index Strategy Base on the Valuation Day the Interim Value is calculated. It is determined as (A – B) multiplied by [(1 + C) divided by (1 + D)]E, where:

A.	The Index Strategy Base on the Valuation Day the Interim Value is calculated;
B.	The fair value of the replicating portfolio of options under initial market conditions, with straight-line amortization to the end of the Index Strategy Term;
C.	The Market Value Index Rate on the Index Strategy Start Date;
D.	The Market Value Index Rate on Valuation Day the Interim Value is calculated; and
E.	The total days remaining in the Index Strategy Term divided by 365.

(2)	Is the fair value of the replicating portfolio of options

The fair value of the Index Strategy Base is meant to represent the market value of the assets, other than hedge assets, supporting each Index Strategy. It includes a market value adjustment that reflects movements in the interest rates and credit spreads.

The Market Value Index Rate will apply on a uniform basis for a class of contract owners in the same Index Strategy and will be administered in a non-discriminatory manner.

The Market Value Index Rate is the yield on the [Bloomberg U.S. Intermediate Credit Index] . The [Bloomberg U.S. Intermediate Credit Index] uses a set duration. The duration is set to represent the duration of the investments supporting the Index Strategy and may not match the actual length of the Index Strategy.

If the [Bloomberg U.S. Intermediate Credit Index] is not published for a particular day, then we will use the rate on the next day it is published. If the [Bloomberg U.S. Intermediate Credit Index] is no longer published, or is discontinued, then we may substitute another suitable method for determining this component of the Interim Value.

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The fair values of the replicating portfolio of options are designated by us and are used to estimate the market value of the possibility of gain or loss on the Index Strategy End Date. The value may be positive or negative.

Signed for the Company and made a part of the Contract as of the Effective Date.

PRUCO LIFE INSURANCE COMPANY

 [                                                                                  ]
Secretary

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